Exhibit 10.4

EMPLOYMENT AGREEMENT
Between Flight Safety Technologies, Inc.
and
FRANK L. REES

THIS AGREEMENT made effective as of the 4th day of November, 2005, by and between Flight Safety Technologies, Inc., a Nevada Corporation with a principal place of business at 28 Cottrell Street, Mystic, Connecticut (hereafter "Flight Safety" or the "Company"), and Frank L. Rees (hereafter "Employee").

RECITALS:

WHEREAS, Flight Safety is currently engaged in the business of designing, developing, marketing, managing and operating proprietary devices, equipment, and technologies utilizing the inventions covered by United States Letters Patent 6,034,760 and 6,211,808 and relating to the field of aviation safety and may in the future expand its activities in any field of endeavor (the "Business");

WHEREAS, Flight Safety desires to continue to employ Employee to provide certain services related to the development and operation of the Business; and

WHEREAS, Employee desires to continue to render such services.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Employment.
(a)

Flight Safety hereby employs Employee as an Executive Vice President and its Technical Director to create, improve, develop, research, enhance, direct, control and supervise the technical content and development of the Company's Business, which duties shall include supervising, overseeing, evaluating and directing the technical activities of the Company's contractors and sub-contractors. During the Term of this Agreement, Employee will be responsible to report to the President of the Company.

	(b)	The Employee hereby accepts such appointment subject to the provisions and conditions of this Agreement.
2.

Duration of Agreement. The initial term of this Agreement shall extend for a period of two (2) years if not sooner terminated pursuant to Section 6 below. The parties may agree by written amendment to continue this Agreement after the date of termination of such initial term on a year to year basis. The initial two-year term of this Agreement, together with any one-year continuation periods, is referred to as the "Term" of this Agreement.

3.

Employee's Duties. The Employee shall devote so much of his time and attention to the affairs of the Company as are necessary to effectively carry out his assigned duties and recognizes that his first priority and duty in the utilization of his time shall be performing his functions for the Company; provided, however, that the parties agree that the Employee's time commitment to the affairs of the Company pursuant to this Agreement shall be no greater than the time commitment of any other executive officer of the Company. Other than the Greene Rees Technologies, LLC explained in this section, the Greene and Rees Partnership, and Rees Science and Technology, Ltd., Employee represents that he has no other business relationship or duty to provide services to any other entity. Nothing in this Agreement shall restrict Employee, however, from expending his personal time on his own ventures or investments so long as: (i) such activities are consistent with the Employee's duties with the Company; (ii) such activities and time commitments do not impair the effective performance of his duties for the Company; (iii) such activities do not, directly or indirectly, compete with the Business of the Company; and (iv) Employee discloses such activities to the Company.

Without limiting the foregoing, it is understood and agreed that Employee is currently a member, but not an employee, of Greene Rees Technologies, LLC and a partner in the Greene and Rees Partnership and that Employee's activities in relation to Greene Rees Technologies, LLC and the Greene and Rees Partnership currently are limited to developing a parametric, ultra wide band sounder technology (also known as "PUBS") and a nuclear reactor fail-safe system (known as "TWISTER"). These technologies are more fully described in Exhibit A to this Agreement. Employee represents and warrants that Rees Science and Technology, Ltd. is a Maryland business corporation, of which Employee is the sole shareholder, that was formed prior to Employee's founding of the Company. Employee further represents and warrants that there are no written agreements between Employee and Greene Rees Technologies, LLC, and that, to the best of Employee's knowledge, all written agreements between Employee and the Greene and Rees Partnership are attached in Exhibit B to this Agreement. Employee further represents and warrants that his time commitments to Greene Rees Technologies, LLC, the Greene and Rees Partnership, and/or Rees Science and Technology, Ltd. do not impair the effective performance of his duties for the Company pursuant to this Agreement and that Employee does not intend for such time commitments to exceed on average twenty hours per month. Employee understands that these hours will not be included or reported in his work reports to the Company. It is further understood and agreed that the Employee's activities with Greene Rees Technologies, LLC and the Greene and Rees Partnership and the development of the PUBS and TWISTER technologies and resulting products: (i) are consistent with the Employee's duties with the Company within the meaning of this Agreement; (ii) do not, directly or indirectly, compete with the Business of the Company within the meaning of this Agreement; and (iii) have been disclosed to the Company within the meaning of this Agreement.

In consideration of the Employee's execution of this Agreement, the Company will agree to refrain from initiating litigation against the Employee, Rees Science and Technology, Ltd., the Greene and Rees Partnership and/or Greene Rees Technologies, LLC with respect to the foregoing. This release from litigation will not extend however to any individual other than the Employee.

4.	Company's Duties.
	(a)	The Company shall:
		(i)	Compensate Employee as set forth in Section 5 below.
(ii)

Furnish the Employee with a suitable private office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill his responsibilities as set forth in this Agreement.

		(iii)	Furnish the Employee with such data, materials, documents and other information as are reasonable and necessary to fulfill his responsibilities and duties as set forth in this Agreement.
(iv)

Reimburse the Employee for all reasonable out of pocket business expenses he incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Employee shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executive Employees and Company shall pay such reimbursement within thirty (30) days of such submissions.

		(v)	Reimburse or pay directly the leasing and insurance expenses of the automobile currently leased by Employee, or its equivalent.
(b)

The Company, upon approval of the Board of Directors, may pay additional compensation to members of the management, including the Board of Directors beyond that amount set forth in Sections 5(a) and 5(b) below. The Board may approve such additional compensation if it views such additional compensation to be in the best interest of, and fair to the Company. Such additional compensation may be in the form of, without limitation, stock options, warrants, or performance bonuses.

5.	Compensation.
(a)

The Company shall pay Employee, at a minimum, a base annual salary of $165,000 ("Base Compensation") each year of this Agreement. Compensation shall be paid in equal monthly installments payable on the last day of each month, except as the parties may agree to another installment practice with consent of Board of Directors from time to time. There shall be no adjustment for cost of living increases or Consumer Price Index increases.

(b)

Employee shall be eligible to participate in coverage under the Company's employee and insurance plans or programs and other employee benefit plan or programs, if any, at least equal to the coverage provided to other full-time executives of Flight Safety, including an annual allowance of up to $7,200 payable monthly to cover the costs of individual medical insurance premiums and/or medical costs and expenses.

	(c)	Employee may be paid additional compensation (as a member of management and/or the Board of Directors) as the Board may approve from time to time pursuant to Section 4(b) above.
	(d)	Employee shall be entitled to four (4) weeks of paid vacation per year.
6.	Termination.
	(a)	The Term of this Agreement shall end on the date of the first of the following events to occur:
		(i)	Close of business two (2) years to the date following the Effective Date, unless continued pursuant to Section 2.
		(ii)	The Board of Director's receipt of written notice of the Employee's resignation.
(iii)

The date on which the Employee shall have received written notice from the Board of Directors of the Company that it has decided to terminate his employment for cause, which notice shall specify the nature of such cause. For purposes of this subsection, "cause" shall mean any of the following:

			(A)	The material breach of any term of this Agreement.
(B)

The repeated, deliberate or intentional failure, refusal, or the habitual neglect of the Employee to perform his duties under this Agreement which has a material adverse effect on the Company (except by reason of short term or long term disability); provided, however, that the Employee is given thirty (30) days written notice and the opportunity to cure within such thirty (30) days such failure, refusal or neglect.

(C)

Acts constituting gross negligence in the performance of his duties under this Agreement; provided, however, that the Employee is given thirty (30) days written notice and the opportunity to cure within such thirty (30) days such acts.

			(D)	An act of dishonesty by the Employee intended to result in gain or personal enrichment of the Employee at the Company's expense.

(E)

In the event that the Employee is unable for a period of one hundred eighty (180) consecutive days to substantially perform his duties under this Agreement by reason of illness or incapacity, the thirtieth (30th) day after the date on which Employee shall have received written notice from the Board of Directors of the Company that it has decided to terminate his employment because of such disability.

		(F)	Death of the Employee.
(b)

Termination of the Employee's employment pursuant to Section 6(a) shall not affect Employee's obligation under Sections 7 (Confidentiality), 8 (Restrictive Covenants), and 10 (Inventions), or the provisions of Section 11.

(c)

The Company may terminate the Employee's employment at any time without cause, effective upon the Employee's receipt of written notice of such termination. In the event of termination without cause, the Company will continue to pay the Employee an amount equal to his pay for twelve months at the rate set forth in Section 5(a) (twelve months salary), or the amount equal to his pay for the number of monthly installments remaining in the then-current Term of this Agreement, whichever is greater. For each month of salary payable under this Section 6(c), the Company will also continue to pay the corresponding amount of the allowance provided for in Section 5(b).

7.	Confidentiality.
(a)

The Employee may now and in the future have access to, and may be given information with respect to the Company's special business techniques, concepts, designs, drawings, ideas, models, inventions, molds, forms, software programs, other intangible work product and tangible deliverables, patents, copyrights, trade secrets, other intellectual property, systems, know-how, financial, accounting and production policies, procedures, records and infrastructure, lists of customers, and all other information regarding manufacture, implementation or distribution of the Company's products, plans and technology (the "Confidential Information) that are a part of or used in the Business of the Company and its wholly-owned subsidiaries or common-control affiliates (the "Protected Party"), which is not generally known to the public and gives the Protected Party an advantage over its respective competitors who do not know or use the Confidential Information.

	(b)	The Employee agrees to hold all such Confidential Information in trust and confidence for the use and benefit solely of the Company.
	(c)	The Employee agrees to refrain from divulging or disclosing any Confidential Information to others and from using such Confidential Information, except for the benefit of the Company.

(d)

Upon the Employee's termination (for any reason), the Employee shall deliver, or cause to be delivered in the case of termination because of incapacity, to the Company all documents and data of any nature pertaining to his work with the Company and shall not keep any documents or data of any description or any reproduction of any description containing or pertaining to any Confidential Information.

	(e)	The confidentiality provisions of this Section 7 are not intended to supersede the applicable provisions of the Uniform Trade Secrets Act, to the fullest extent applicable.
(f)

During the Term hereof, and thereafter, the Employee shall not disclose such Confidential Information to any person, firm, association, or other entity for any reason or purpose whatsoever, unless such information has become publicly available or unless the Employee is required to disclose it by judicial process. The Employee shall notify the Company in writing of such judicial process prior to disclosure, and allow the Company a reasonable opportunity to defend and protect its rights therein.

8.	Restrictive Covenants.
(a)

For a period of twelve (12) months after the expiration or termination of this Agreement for any reason whatsoever, the Employee shall not, directly or indirectly, engage in activities for, nor render services (similar or reasonably related to those in which the Employee shall have rendered to the Company) to, any person, entity, firm, business organization which directly or indirectly competes with the Business of the Company to the extent and insofar as such competition is based on or exploits the Confidential Information or Inventions of the Company as defined in Sections 7 and 10, respectively, whether now existing or hereafter established.

(b)

For a period of twelve (12) months after the expiration or termination of this Agreement for any reason whatsoever, the Employee shall not, directly or indirectly, solicit the Company's employees or independent contractors to leave their employ or terminate their contracts with the Company.

(c)

Upon the Employee's written request to the Company specifying the activities proposed to be conducted by the Employee, the Company may in its discretion give the Employee written approval(s) to personally engage in any activity or render services referred to in Subsection (a) upon receipt of written assurances (satisfactory to the Company) from the Employee that the provisions of this Section will not in any way be violated by such activities.

9.

Warranty Against Prior Existing Restriction. The Employee represents and warrants to the Company that, upon execution of this Agreement by him and the Company, he is not a party to any agreement containing a non-competition clause or other restriction with respect to: (a) the services which he is required to perform hereunder; or (b) the use or disclosure of any information directly or indirectly related to the Company Business, or to the services he is required to render pursuant hereto.

10.	Inventions.
(a)

The Employee agrees to promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the period of the Employee's employment that are directly related to the Business of the Company, or result from tasks assigned to the Employee by the Company, or result from use or premises owned, leased or contracted for by the Company; provided, however, that the parties understand and agree that the Employee's use of any part of his home shall not be considered, or deemed to be, a "use of premises owned, leased or contracted for by the Company" within the meaning of this Agreement (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions").

(b)

All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. The Employee hereby assigns to the Company any rights he may have or acquire in all Inventions. The Employee further agrees as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights, trademarks, and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. The Employee's obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries shall continue beyond the termination of the Employee's employment, but the Company shall compensate the Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request on such assistance.

(c)

The parties understand and agree that the Company has no right or claim of right to any improvement, invention, formula, process, technique, know how or data made or conceived or reduced to practice or learned by the Employee prior to his employment with the Company or in connection with his pursuit of his own ventures pursuant to Section 3 hereof, including, without limitation, the PUBS and TWISTER technologies. Further, the Company makes no claim to any intellectual property or product which is developed or invented by the Employee and not useful in or unrelated to the Company's Business, provided such intellectual property or product does not violate any terms of Section 7 (Confidentiality).

(d)

If in the future the Company expresses interest in any intellectual property or product within the scope of Section 10(c), other than the PUBS and TWISTER technologies, the Employee agrees to use his best efforts to negotiate a licensing agreement with the Company for such intellectual property or product on such terms as may be mutually agreeable to the parties, provided that the Employee possesses the right to grant such a license. If in the future the Company expresses interest in the PUBS or TWISTER technologies, the Employee agrees to use his best efforts to explore a licensing agreement between the owner of the technology and the Company.

11.

Stock Ownership Issues. The Employee holds approximately 1,300,000 shares (prior to giving effect to the recent reverse stock split) of the Company's Common Stock. The Company acknowledges that, given the Employee's age and financial planning needs, the Employee intends to begin liquidating such shares and diversifying his investment portfolio. To that end, the Employee is unwilling to enter into this Agreement unless the Employee receives assurances that the Company will cooperate in his efforts to begin liquidating such shares, subject to any lock-up agreement to which the Employee may be a party. Therefore, the Company agrees to assist and cooperate with the Employee in adopting a written plan, the development of which shall be at the Company's expense, for trading shares of the Company's Common Stock under Rule 10b5-1 adopted pursuant to the Securities Exchange Act of 1934, as amended (the "Plan"), such Plan to be in effect for so long as the Employee is deemed an affiliate of the Company. The Employee intends for the Plan to provide in general that so long as the price per share of the Company's Common Stock is at a minimum trading price (as adjusted for future stock splits, stock combinations, etc.), the Employee will sell (through a broker mutually acceptable to the Company and the Employee) shares of Common Stock on a monthly basis, such that the Employee sells in each 3 month period up to the maximum number of shares that Employee is permitted to sell under the volume restrictions imposed on the Employee by Rule 144 adopted pursuant to the Securities Act of 1933, as amended. Without limiting the generality of the foregoing, the Company will make appropriate changes or exceptions to any insider trading policy so as to permit the sale of the Employee's shares pursuant to the Plan. The Company also agrees that in the event that the Employee is not otherwise deemed an affiliate for purposes of Rule 144, the fact that the Employee holds shares of Common Stock representing less than 5% of the Company's outstanding Common Stock, in and of itself, shall not be treated by the Company as causing the Employee to be an affiliate for such purposes.

12.

Lock-Up Agreement. The Employee is a holder of shares of common stock of the Company ("Common Stock"). The Employee understands that the Company has conducted a public offering of Units, each Unit consisting of two shares of Common Stock and one Warrant to purchase one share of Common Stock, in an offering to be managed by The Shemano Group, Inc. (the "Underwriter"), as described in a registration statement filed with the Securities and Exchange Commission (the "SEC") (such registration statement, as may be amended, is referred to herein as the "Registration Statement"). The Employee hereby agrees as follows, provided this Agreement has not been terminated and the Employee remains employed by the Company:

(a)

During the period commencing on the date the Registration Statement is declared effective by the SEC (the "Effective Date") and ending on April 28, 2005 (such period herein referred to as the "Lock-Up Period"), the Employee will not, directly or indirectly, through an "affiliate", "associate" (as such terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")), a family member or otherwise, offer, sell, pledge, hypothecate, grant an option for sale or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner (either privately or publicly pursuant to Rule 144 of the General Rules and Regulations under the Securities Act, or otherwise) any shares of Common Stock of the Company or any other securities of the Company, including but not limited to any securities convertible or exchangeable into shares of Common Stock of the Company or options or rights to acquire Common Stock of the Company directly or indirectly owned or controlled by the Employee on the date hereof or hereafter acquired by the Employee pursuant to a stock split, stock dividend, recapitalization or similar transaction or otherwise acquired by the Employee in a private transaction (the "Securities"), or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or other securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, during the Lock-Up Period, without the Underwriter's prior written consent; provided, however, that (A) such Securities may be sold or otherwise transferred in a private transaction during the Lock-Up Period so long as the acquirer of the Securities, by written agreement with the Company entered into at the time of acquisition and delivered to the Underwriter prior to the consummation of such acquisition, agrees to be bound by the terms of this agreement and (B) such Securities may be sold or otherwise transferred through intra-family transfers or transfers to trusts for estate planning purposes during the Lock-Up Period without the Company's consent so long as the acquirer of the Securities, by written agreement with the Company entered into at the time of acquisition and delivered to the Company prior to the consummation of such acquisition, agrees to be bound by the terms of this agreement.

(b)	The Employee hereby agrees to not exercise any registration rights relating to any Securities until after termination of the Lock-Up Period, without the prior written consent of the Company.
(c)

The Employee hereby agrees to the placement of a legend on the certificates representing the Securities to indicate the restrictions on resale of the Securities imposed by this agreement and/or the entry of stop transfer orders with the transfer agent and the registrar of the Company's securities against the transfer of the Securities except in compliance with this agreement.

13.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be separable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

14.

Mediation and Arbitration. If a dispute arises concerning any aspect of the Employee's relationship with the Company, including, without limitation, any aspect of this Agreement or the respective rights and obligations of the parties hereunder, and if the dispute cannot be settled through negotiation within thirty (30) days notice of such dispute, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any such dispute that cannot be settled through mediation shall be settled by a panel of three arbitrators in an arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes, and judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof. Any mediation shall take place in the City of Hartford, Connecticut, USA, and all costs and expenses of such mediation and/or arbitration shall be allocated and paid in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes in effect on the date of this Agreement. At the discretion of the arbitration panel, attorneys' fees may be awarded to the prevailing party.

15.

Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth herein.

16.

Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested postage prepaid, addressed to the Company or Employee at their last known addresses. Addresses are as follows:

If to Company:	Flight Safety Technologies, Inc. 28 Cottrell Street Mystic, Connecticut 06355
If to Employee	Frank L. Rees 63 Mountain Green Circle Windsor Mill, MD 21244-2602
17.

Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

18.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
19.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.
20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
21.	Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.
22.

Remedies. The parties agree that, notwithstanding the rights and remedies available pursuant to Section 14 (Mediation and Arbitration), either party retains the right under appropriate circumstances to petition a court of competent jurisdiction for injunctive relief.

23.

Attorney's Fees. In the event litigation arises out of any aspects of this Agreement or concerning the respective rights and obligations of the parties hereunder, the prevailing party in such litigation shall be entitled to recover its costs and expenses, including reasonable attorney's fees.

24.

Prohibition Against Assignment. The Employee agrees, for himself and on behalf of his successors, heirs, executors, administrators, and any person or persons claiming under him by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void.

IN WITNESS WHEREOF, the parties have on the dates indicated set forthwith their signature and seal on the dates indicated.
For Company: Flight Safety Technologies, Inc. /s/ William B. Cotton
By: William B. Cotton Its President

For Employee:
/s/ Frank L. Rees
Frank L. Rees